EXHIBIT 18


                            RED ROOF INNS, INC.
                      CHANGE IN CONTROL SEVERANCE PLAN


           The Company hereby adopts the Red Roof Inns, Inc. Change in Control Severance Plan (the "Plan") for the benefit of certain employees of the Company, on the terms and conditions hereinafter stated.

           The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to certain employees of the Company in the event of a Severance of employment under the enumerated circumstances. The Plan, as a "severance pay arrangement" within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of "employee pension benefit plan" and "pension plan" set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a "severance pay plan" within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations,
 section 2510.3-2(b).

 SECTION 1.  DEFINITIONS.  As hereinafter used:

        1.1  "Board" shall mean the Board of Directors of the Company.

        1.2 "Bonus" shall mean the greater of (a) the bonus that the Employee would have earned under the annual bonus plan of the Company in which the Employee is eligible to participate with respect to fiscal year 1999, assuming the Employee had earned the maximum bonus calculable thereunder and (b) the bonus that the Employee would have earned under the annual bonus plan of the Company in which the Employee is eligible to participate with respect to the fiscal year in which the Employee incurs a Severance, assuming the Employee had earned the maximum bonus calculable thereunder. For purposes of this Section 1.2, "annual bonus plan" shall include but not be limited to the Company's Management Incentive Bonus Plan, any Company sales bonus plan or inn level bonus plan, and any other bonus plan maintained by the Company having maximum target bonus levels.

        1.3 "Cause" shall mean, with respect to a termination of the Employee's employment with the Company:

    (a) with respect to employees other than hourly reservation and hourly inn level employees, (i) the willful and continued failure by the Employee to substantially perform the Employee's duties with the Company (other than any such failure resulting from the Employee's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee by the President or his designate which specifically identifies the manner in which the Employee has not substantially performed his duties, (ii) a demonstrable, intentional and willful act or failure to act committed by the Employee, which act or failure to act results in material financial harm to the Company or (iii) the conviction of the Employee for an act of common law fraud, embezzlement or theft, or any other act constituting a felony. For purposes of this paragraph 1.3, no act or failure to act on the Employee's part shall be considered "willful" unless done or omitted to be done by the employee not in good faith and without reasonable belief that such action or omission was not inconsistent with the best interests of the Company; and

   (b) with respect to hourly reservation and hourly inn level employees, a termination of employment in accordance with the Company's Standards of Employee Conduct as in effect on the Effective Date.

        1.4  "Change in Control" shall have the meaning set forth in
 Section 11(b) of the Company's Employee Stock Purchase Plan (without regard to Section 11(d) thereof) as in effect on the Effective Date. Without limiting the generality of the foregoing, the "consummation of the Offer," as that phrase is used in the Agreement and Plan of Merger by and among Accor S.A., RRI Acquisition Corp. and the Company, dated as of July 10, 1999 (the "Merger Agreement"), shall constitute a Change in Control.

        1.5 "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

        1.6 "Company" shall mean Red Roof Inns, Inc., a Delaware corporation.

        1.7  "Effective Date" shall mean July 10, 1999.

        1.8 "Employee" shall mean any person who, immediately prior to a Change in Control, is employed by the Company on a full-time or part-time basis, including salaried, hourly and commission-based employees. No person who is employed on a seasonal, temporary, or contract basis shall be considered an Employee under the Plan.

        1.9 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

        1.10 "Good Reason" shall mean the occurrence, after a Change in Control, of either of the following acts or omissions: (i) the Company's seeking to move the Employee's place of employment more than 50 miles from the Employee's place of employment immediately prior to the occurrence of the Change in Control; or (ii) a reduction by the Company of the Employee's base salary, benefits (including but not limited to health, welfare, retirement and vacation), bonus opportunity, other compensation or title or an adverse change (increase or decrease) in the nature or scope of the Employee's authorities, powers, functions, responsibilities, reporting relationships or duties (collectively, the "Job Specifications") from the Job Specifications in effect immediately prior to the occurrence of the Change in Control.

        1.11 "Plan Administrator" shall mean the Benefits Administration Committee of the Company or its successor, as determined by the Board.

        1.12 "Release Date" shall mean, for an Employee who does not have a Severance Agreement, the first date on which the release referred to in
 Section 2.4 below is no longer revocable by a particular Severed Employee. For an Employee who does have a Severance Agreement, "Release Date" shall mean that Employee's Severance Date.

        1.13  "Salary" shall mean:

   (a) for Employees who are compensated on a salary or commission basis (or a combination thereof), the sum of (i) (x) the greater of the quoted annual base salary rate in effect immediately prior to the Change in Control or on the Severance Date divided by (y) 52; plus
        (ii) (x) the greater of the commissions earned for the 52-week period ending immediately prior to the Change in Control or immediately prior to the Severance Date less, in each case, the amount of any draw forgiven pursuant to Section 2.1(c) hereof, divided by (y) 52; and

   (b) with respect to an hourly Employee, the greater of the quoted hourly rate in effect immediately prior to (i) the Change in Control or (ii) the Severance Date, multiplied by the average number of hours worked per week during the 52 weeks immediately preceding the Change in Control (or the Severance Date, as applicable); provided, however, that such average number of hours per week may not exceed 40.

        1.14 "Salary Grade" shall mean the greater of an Employee's salary grade as established under the Company's compensation system immediately prior to the occurrence of a Change in Control or immediately prior to the Employee's Severance Date.

        1.15 "Severance" shall mean the termination of an Employee's employment with the Company within two years following a Change in Control either (i) by the Company for any reason other than for Cause, or (ii) by the Employee for Good Reason. An Employee will not be considered to have incurred a Severance if his or her employment is discontinued by reason of the Employee's death or a physical or mental condition causing the Employee to be unable to substantially perform his or her duties with the Company for more than six (6) continuous months, including, without limitation, such condition entitling him or her to benefits under any sick pay or disability income policy or program of the Company, provided that such Employee otherwise would be eligible for such leave of absence or disability benefits under the Company's standard plans, policies and procedures therefor as in effect immediately prior to the Change in Control.

        1.16 "Severance Date" shall mean the date on or after a Change in Control on which an Employee incurs a Severance.

        1.17 "Severance Benefits" shall mean payments and benefits provided to eligible Employees pursuant to Sections 2.1 through 2.6 hereof.

        1.18  "Severance Period" shall mean

        (i) with respect to Employees in Salary Grades 15 and above, the greater of (A) 20 weeks, or (B) the sum of:

             8 weeks, plus
             2 weeks for each Year of Service, for the 1st through 5th Years of Service, plus
             3 weeks for each Year of Service, for the 6th through 10th Years of Service, plus
             4 weeks for each Year of Service, for the 11th and subsequent Years of Service

        (ii) with respect to Employees in Salary Grades 12, 13 and 14, the greater of (A) 16 weeks, or (B) the sum of:

             8 weeks, plus
             2 weeks for each Year of Service, for the 1st through 5th Years of Service, plus
             3 weeks for each Year of Service, for the 6th through 10th Years of Service, plus
             4 weeks for each Year of Service, for the 11th and subsequent Years of Service

        (iii) with respect to Employees in Salary Grades 11 and below, the greater of (A) 8 weeks, or (B) the sum of:

             4 weeks, plus
             1 week for each Year of Service

 The Severance Period of any Severed Employee who has been employed by the Company for a Year of Service that is less than a full Year of Service (a "Partial Year") shall include the number of weeks that would have been attributable to that Partial Year if the Severed Employee has been employed for the full Year of Service, multiplied by a fraction, the numerator of which is the number of days during the Partial Year during which the Severed Employee was an Employee of the Company and the denominator of which is 365.

        1.19 "Severed Employee" shall mean an Employee who has incurred a Severance.

        1.20 "Year of Service" with respect to a Severed Employee shall mean the aggregate number of years (including fractions thereof) that such Severed Employee was employed by the Company prior to the Severance Date.

 SECTION 2.  Benefits.

        2.1 Subject to Section 2.7 hereof, no later than 5 business days following a Severed Employee's Severance Date, the Severed Employee shall be entitled to receive a lump sum payment in respect of all earned but unused vacation days through the Severance Date. In addition, (a) the Company's 401(k) Retirement Plan shall be deemed to be partially terminated as to that Employee and, in accordance with Section 10.2(b) of such plan, the Severed Employee's account shall become fully vested and nonforfeitable as of the Severance Date, (b) the Severed Employee's account, if any, in the Company's Deferred Compensation and Executive Deferred Compensation Plan shall become fully vested and nonforfeitable as of the Severance Date and (c) if the Severed Employee is a commission-based employee with a draw, any outstanding balance owed to the Company by the Severed Employee as of that Employee's Release Date shall be forgiven as of such date.

        2.2 Subject to Section 2.7 hereof, each Severed Employee shall be entitled to receive a lump sum payment within 5 business days following the Severed Employee's Release Date equal to the Employee's Bonus, multiplied by a fraction, the numerator of which shall be the number of days during the year in which the Severance occurred through the Severance Date and the denominator of which shall be 365; provided, however, that a Severed Employee who is a participant in the Company's 1999 Management Incentive Plan (the "MIP") as of the Effective Date and whose Severance Date occurs during 1999 shall be entitled to receive a lump sum payment within 5 business days following the Severed Employee's Release Date equal to the sum of:

   (a) the bonus that the Employee would have earned under the MIP with respect to fiscal 1999, assuming that the Employee had earned the maximum bonus thereunder, multiplied by a fraction, the numerator of which shall be the number of days during 1999 up to and including the date on which the Change in Control occurs plus 30, and the denominator of which is 365; and

   (b) the bonus that the Employee would have earned under the annual bonus plan of the Company in which the Employee is eligible to participate with respect to the portion of 1999 following the consummation of the Offer, assuming that the Employee had earned the maximum bonus thereunder, multiplied by a fraction, the numerator of which is the number of days following the consummation of the Offer up to and including the Severance Date minus 30, and the denominator of which is the number of days in 1999 following consummation of the Offer minus 30.

        2.3 (a) Subject to Section 2.7 hereof, each Severed Employee shall be entitled to receive an amount (the "Severance Amount") equal to his or her Salary multiplied by the number of weeks (including fractional weeks) during the Severance Period. The Severance Amount shall be paid to such Severed Employee, at the election of the Severed Employee, either (i) in a lump sum payment within 5 business days following the Severed Employee's Release Date or (ii) in substantially equal installments over a period equal to the Severance Period commencing as soon as practicable following the 5th business day following the Severed Employee's Release Date, based upon the Company's regular payroll practice. The Severance Amount shall not be taken into account for purposes of determining benefits under any other qualified or nonqualified plans of the Company.

        (b) If an Employee who was compensated wholly or partly on a commission basis is responsible for earnings paid to the Company within ninety (90) days after that Employee's Severance Date that are attributable to a franchise application actually received by the Company prior to that Employee's Severance Date, that Employee shall be entitled to receive the commission that otherwise would have been due on such earnings had that Severed Employee been an Employee on the date of the Company's receipt of such earnings. Subject to Section 2.7 hereof, any such commission paid to a Severed Employee shall be accompanied by a payment of the difference between the Severance Amount previously calculated for that Severed Employee and the Severance Amount that would have been calculated had the commission then being paid been included in the previous calculation of that Severed Employee's Severance Amount.

        2.4 Subject to Section 2.7 hereof and, except to the extent set forth in the last sentence of Section 2.7 hereof, subject to the Severed Employee's executing and not revoking a release substantially in the form of Exhibit A hereto, effective as of the date immediately following the Severed Employee's Severance Date and continuing for the period set forth below (the "Welfare Benefit Continuation Period"), the Company shall provide such Severed Employee and anyone entitled to claim under or through such Severed Employee, at the Company's sole expense, with the same benefits (including but not limited to medical, dental, short term disability, long term disability and life insurance benefits) as were provided immediately prior to the Severance Date or, if more favorable to the Severed Employee, as were provided to that Employee (and in which that Employee was a participant) immediately prior to the Change in Control. To the extent that the Severed Employee's participation in Company benefit plans is not practicable, the Company shall arrange to provide at the Company's sole expense, the Severed Employee and anyone entitled to claim under or through such Severed Employee with equivalent benefits under an alternate arrangement. The benefits provided pursuant to this Section 2.4 shall continue beyond the Welfare Benefit Continuation Period with respect to claims (including but not limited to long term disability claims) arising out of events which occur during or prior to the Welfare Benefit Continuation Period, subject to and in accordance with the provisions of the applicable plan. The coverage period for purposes of the group health and dental continuation requirements of section 4980B of the Code shall commence at the expiration of the Welfare Benefit Continuation Period. For purposes of this Section 2.4, the Welfare Benefit Continuation Period shall be the lesser of (a) the period following that Employee's Severance Date during which that Employee is not eligible to receive welfare benefits from another employer and (b)(i) for Employees in Salary Grades 12 and above, 6 months and (ii) for Employees in Salary Grades 11 and below, 3 months.

        2.5 Subject to Section 2.7 hereof, following a Severed Employee's Severance Date, the Severed Employee shall be entitled to receive appropriate outplacement assistance from the Company through a third-party outplacement agency or other service that is reasonably appropriate to that employee's functional area and level of authority, as determined under rules promulgated by the Plan Administrator. Severed Employees in Salary Grades 15 and above will be provided a 6 month, maximum $7,000 outplacement program. Severed Employees in Salary Grades 9 though 14 will be provided a
 90 day, maximum $4,500 outplacement program.   Severed Employees in Salary
 Grades 8 and below will be provided outplacement assistance no less favorable than the Company's outplacement assistance practice immediately prior to the Change in Control. In lieu of receiving such outplacement assistance from the Company, Severed Employees in Salary Grades 9 and above may elect to receive a lump sum payment within 5 business days following the applicable Release Date equal to the maximum value of the outplacement assistance that the Severed Employee is entitled to receive under this
 Section 2.5, less the amount of any draw forgiven pursuant to Section 2.1(c) hereof. Moreover, a Severed Employee who is entitled to receive outplacement assistance from the Company pursuant to the terms of a Severance Agreement may elect to receive, in lieu of such outplacement assistance, and in lieu of any benefit under this Section 2.5, a lump sum payment within 5 business days following the applicable Release Date equal to the maximum value of the outplacement assistance that the Severed Employee is entitled to receive under such Severance Agreement, less the amount of any draw forgiven pursuant to Section 2.1(c) hereof.

        2.6 The Company will pay to each Employee all reasonable legal fees and expenses incurred by such employee who seeks in good faith to obtain or enforce any right or benefit provided under this Plan. In no event shall a Severed Employee's execution and delivery of a release pursuant to this Plan or any Severance Agreement waive, release or otherwise impair that Severed Employee's right to enforce such Severed Employee's rights under this Plan or such Severance Agreement unless the release expressly so provides.

        2.7 If an Employee is a party to a severance agreement with the Company (including but not limited to an Executive Severance Agreement or an employment agreement or letter with severance provisions) (each, a "Severance Agreement"), then this Plan shall not affect such Employee's entitlement to benefits thereunder; provided however, that the Severed Employee shall be entitled to receive, on an item-by-item basis, the greater of (a) the benefits specified under the Severance Agreement or (b) the benefits specified in Sections 2.1 through 2.6 hereof. Except as provided in the last sentence of this Section 2.7, as a condition to receiving benefits under the Plan, a Severed Employee must execute a release substantially in the form annexed hereto as Exhibit A. Any Employee not executing, or subsequently revoking, such release shall not be eligible for any benefits under the Plan. Notwithstanding any other provision of the Plan, for Employees who have a Severance Agreement, unless such Employee's Severance Agreement expressly requires that Employee to execute and deliver a release in consideration of the Employee's rights under such agreement, that Employee shall be entitled to receive the benefits contemplated in Sections 2.1 through 2.7 of this Plan without execution or delivery of the release attached hereto as Exhibit A.

        2.8 In the event of a claim by an Employee as to the amount or timing of any payment or benefit under the Plan, such Employee shall present the reason for his or her claim in writing to the Plan Administrator. The Plan Administrator shall, within thirty (30) days after receipt of such written claim, send a written notification to the Employee as to its disposition. In the event the claim is wholly or partially denied, such written notification shall (a) state the specific reason or reasons for the denial, (b) make specific reference to pertinent Plan provisions on which the denial is based, (c) provide a description of any additional material or information necessary for the Employee to perfect the claim and an explanation of why such material or information is necessary, and (d) set forth the procedure by which the Employee may appeal the denial of his or her claim. In the event an Employee wishes to appeal the denial of his or her claim, he or she may request a review of such denial by making application in writing to the Plan Administrator within thirty (30) days after receipt of such denial. Such Employee (or his or her duly authorized legal representative) may, upon written request to the Plan Administrator, review any documents pertinent to his or her claim, and submit in writing issues and comments in support of his or her position. Within thirty (30) days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than thirty (30) days after such receipt), the Plan Administrator shall notify the Employee of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

        2.9 Notwithstanding any other provision of this Plan, the Company shall use reasonable efforts to provide each Employee with two (2) weeks' prior written notice of the Company's intention to terminate such Employee's employment, provided however, that the Company's failure to provide such notice to any Severed Employee shall not give that Severed Employee the right to continue employment or otherwise postpone that Severed Employee's Severance Date beyond the date established by the Company, in the Company's sole discretion.

 SECTION 3.  PLAN ADMINISTRATION.

        3.1 The Plan shall be interpreted, administered and operated by the Plan Administrator, which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan and to make all determinations necessary or advisable for the administration of the Plan.

        3.2 All questions of any character whatsoever arising in connection with the interpretation of the Plan or its administration or operation shall be submitted to and settled and determined by the Plan Administrator in an equitable and fair manner in accordance with the procedure for claims and appeals described in Section 2.8.

        3.3 The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

        3.4 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

 SECTION 4.  PLAN MODIFICATION.

        The Plan may be amended only by the unanimous vote of the Board at any time; provided, however, that no such amendment may adversely affect the rights of any Severed Employee or may otherwise be adverse to the interests of any Employee. If the Plan is amended, the Company shall provide each Employee and each Severed Employee who continues to participate in the Plan with written notice of such amendment within ten
 (10) business days thereafter.

 SECTION 5.  GENERAL PROVISIONS.

        5.1 The Plan shall be effective as of the Effective Date and shall terminate upon the second anniversary of a Change in Control; provided, that the rights of any Severed Employee whose Severance occurs on or prior to the second anniversary of a Change in Control shall not be adversely affected by the termination of the Plan.

        5.2 Except as otherwise provided herein or by law, none of the payments, benefits or rights of any Employee shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee's process, or any other legal or equitable process available to any creditor of such Employee. No Employee shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he or she may expect to receive, contingently or otherwise, under this Plan.

        5.3 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Employee, or any person whomsoever, the right to be retained in the service of the Company, and all Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

        5.4 If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included. If any provision of the Plan is held to be invalid or unenforceable, the Company shall provide each Employee and each Severed Employee who continues to participate in the Plan with written notice of such event within ten (10) business days thereafter.

        5.5 This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Employee, present and future, and any successor to the Company.

        5.6 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

        5.7 The Plan shall not be funded. No Employee shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

        5.8 Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor or executing a release substantially in the form of Exhibit A hereto shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person (and such person shall be required to execute a release substantially in the form of Exhibit A, but only to the extent that the Severed Employee would have been so required), and such payment shall fully discharge the Company, the Plan Administrator and all other parties with respect thereto. If a Severed Employee dies prior to the payment of all benefits due such Severed Employee, such unpaid amounts shall be paid to the executor, personal representative or estate of such Employee.

        5.9 Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

        5.10 This Plan shall be construed and enforced according to the laws of the State of Ohio, without giving effect to its principles of conflicts of law, to the extent not preempted by federal law, which shall otherwise control.



                                                          EXHIBIT A


                           RELEASE AGREEMENT

        In consideration of the payments and benefits provided for in the annexed Red Roof Inns, Inc. Change in Control Severance Plan dated as of July 10, 1999 (the "Plan"), and the release from [employee's name] ("Employee") set forth herein, Red Roof Inns, Inc. (the "Company") and Employee agree to the terms of this Release Agreement.

        1. Employee acknowledges and agrees that the Company is under no obligation to offer Employee the payments and benefits set forth in the annexed Plan, unless Employee consents to the terms of this Release Agreement. Employee further acknowledges that he/she is under no obligation to consent to the terms of this Release Agreement and that Employee has entered into this agreement freely and voluntarily.

        2. Employee voluntarily, knowingly and willingly releases and forever discharges the Company, its parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees and agents, and each of their predecessors, successors and assigns (collectively, "Releasees"), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that Employee or his/her executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have against Releasees by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by Employee. The release being provided by Employee in this Release Agreement includes, but is not limited to, any rights or claims relating in any way to Employee's employment relationship with the Company, or the termination thereof, or under any statute, including the federal Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1990, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Ohio Civil Rights Act, each as amended, any other federal, state or local law or judicial decision.

        3. Employee acknowledges and agrees that he/she shall not, directly or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Company or any other Releasee based on any event arising out of the matters released in paragraph 2.

        4.  In consideration of Employee's release set forth in paragraph
 2, the Company knowingly and willingly releases and forever discharges Employee from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Company now has or hereafter can, shall or may have against him/her by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Company, provided, however, that nothing herein is intended to release any claim the Company may have against Employee for any illegal conduct.

        5. Employee acknowledges that the Company has advised him/her to consult with an attorney of his/her choice prior to signing this Release Agreement. Employee represents that, to the extent he/she desires, he/she has had the opportunity to review this Release Agreement with an attorney of his/her choice.

        6. Employee acknowledges that he/she has been offered the opportunity to consider the terms of this Release Agreement for a period of at least forty-five (45) days, although he/she may sign it sooner should he/she desire. Employee further shall have seven additional days from the date of signing this Release Agreement to revoke his/her consent hereto by
 notifying, in writing, [                          ].  This Release
 Agreement will not become effective until seven days after the date on which Employee has signed it without revocation.



                                      ___________________________
                                             [Employee Name]



                                      ____________________________
                                            [Company official]
                                          [Red Roof Inns, Inc.]




                     Schedule To Release Agreement

                        Background Information

        Severance payments and benefits as described in the Red Roof Inns, Inc. Change in Control Severance Plan are being made available to all employees of Red Roof Inns, Inc. (the "Company") employed in the Company's Central Corporate Office and whose employment is being terminated in a reduction in the work force taking place during the period [two years following a Change in Control].

        Eligibility Factors: none other than inclusion in the above referenced reduction in force.

        Time Limits Applicable: severance payments and benefits must be elected within 45 days of the eligible individual's receipt of the annexed agreement.

        The chart that is included on the following page provides the job title and age of each employee eligible for payments and benefits under the Red Roof Inns, Inc. Change in Control Severance Plan, as well as the ages of all individuals in the same job classification and organizational unit who are not eligible.



 ORGANIZATIONAL UNIT

 Company Central Corporate Office

 Title            Ages of Eligible Employees    Ages of Ineligible Employees
 -----            --------------------------    ----------------------------
 ****                     ****                             ****
 ****                     ****                             ****
 ****                     ****                             ****
 ****                     ****                             ****
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